Exhibit II

                             Joint Filing Agreement




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                             JOINT FILING AGREEMENT
                            -------------------------
         In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, nominal value NLG 2.23 per share, of Gucci Group N.V., a naamloze vennootschap incorporated under the laws of The Netherlands, and that this Agreement may be included as an Exhibit to such joint filing. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the 10th day of February, 2004.

                                    CREDIT LYONNAIS

                                    /s/ Francis Caterini
                                    --------------------------------------------
                                    Name: Francis Caterini
                                    Title: Chief Financial Officer


                                    CREDIT AGRICOLE S.A.

                                    /s/ Eric Vandamme
                                    --------------------------------------------
                                    Name: Eric Vandamme
                                    Title: Head of Subsidiary and Investments of
                                    Credit Agricole S.A.